Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

TransEnterix, Inc.

Morrisville, North Carolina

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our reports dated March 6, 2017, relating to the consolidated financial statements and the effectiveness of TransEnterix, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus incorporated by reference into such Registration Statement.

/s/ BDO USA, LLP

Raleigh, North Carolina
April 28, 2017